EXHIBIT 99.1

Warren Resources Announces First Quarter 2010 Results

  Oil and Gas Revenue Increases 87% to $21.6 Million
  Net Earnings Increase to $7.2 Million
  Cash Flow from Operations Increases to $8 Million
  Credit Facility Borrowing Base Reaffirmed at $120 Million

NEW YORK, May 5, 2010 (GLOBE NEWSWIRE) -- Warren Resources, Inc. (Nasdaq:WRES) today reported its first quarter 2010 financial and operating results. Warren reported net income of $7.2 million for the first quarter of 2010, or $0.10 per diluted share, compared to a net loss of $6.6 million for the first quarter of 2009, or ($0.11) per diluted share.

First Quarter of 2010 Results

Warren's oil and gas revenues increased 87% to $21.6 million for the first quarter of 2010 compared to $11.5 million in the first quarter of 2009. This increase primarily resulted from higher realized sales prices for oil and gas in the first quarter of 2010 compared to the first quarter of 2009.

Warren's total natural gas and crude oil production for the quarter ended March 31, 2010 decreased 1% to 2.41 billion cubic feet equivalent ("Bcfe") compared to 2.44 Bcfe in the first quarter of 2009. In the first quarter of 2010, Warren produced 223,000 net barrels of oil and 1.1 billion cubic feet ("Bcf") of natural gas compared to 253,000 net barrels of oil and 0.9 Bcf of natural gas in the first quarter of 2009.

The average realized price per barrel of oil was $70.52 for the first quarter of 2010 compared to $35.14 for the first quarter of 2009. Additionally, the average realized price per thousand cubic feet ("Mcf") of natural gas was $5.50 for the first quarter of 2010 compared to $2.89 for the first quarter of 2009. These realized commodity prices exclude the cash effect of derivative activities. The net gain on derivative financial instruments was $1.9 million during the three months ended March 31, 2010, which was comprised of a $0.8 million realized gain on cash settled oil and gas commodity price derivatives and $1.1 million for an unrealized mark-to-market, non-cash gain on oil and gas commodity price derivatives.

Total operating expenses decreased 11% to $15.5 million during the first quarter of 2010 compared to $17.4 million during the first quarter of 2009. Lease operating expenses ("LOE") and taxes declined by 18% to $7.2 million in the first quarter of 2010 compared to $8.8 million during the same period in 2009. This was primarily attributable to decreased well service and equipment costs, decreased taxes in California and lower production costs. Depreciation, depletion and amortization expenses were $4.8 million for the three months ended March 31, 2010, or $1.99 per thousand cubic feet equivalent ("Mcfe"), which represents a 10% decrease over the same period in 2009.

General and administrative ("G&A") expenses increased by 6% to $3.5 million for the first quarter of 2010 compared to $3.3 million for the first quarter of 2009. This increase in G&A was due primarily to non-cash stock-based compensation expense of $0.7 million for the three months ended March 31, 2010 compared to $0.5 million for the same period in 2009.

Total cash flow from operating activities increased to $8.0 million in the first quarter of 2010 compared to $0.2 million in the first quarter of 2009. This increase resulted from improved operating results during the first quarter of 2010.

Interest expense decreased 44% to $0.9 million for the first quarter of 2010 compared to $1.5 million for the first quarter of 2009. This decrease results from the Company reducing its borrowings under its senior credit facility from $119.8 million to $85.0 million during the last 12 months.

Debt and Liquidity

The Company's senior credit facility has a borrowing base of $120 million, with $35 million of borrowing capacity available at March 31, 2010. After the Spring 2010 borrowing base re-determination process, the lenders have reaffirmed the $120 million conforming borrowing base under the facility. The next borrowing base re-determination is scheduled to occur in October 2010. At March 31, 2010, Warren was, and currently is, in full compliance with all covenants under its senior credit facility.

Mr. Norman F. Swanton, Chairman and CEO of Warren, observed, "I am very pleased to report that Warren has returned to solid profitability with significantly improved operating performance and financial liquidity. Additionally, I am equally pleased that Warren resumed drilling and development activities in the Wilmington oil field in California during the second quarter of 2010."

Recent Operational Developments

The Company's total capital expenditure budget remains at $30 million for 2010, comprised of $25 million for California oil operations and $5 million for Wyoming natural gas operations.

Wilmington Oil Field in the Los Angeles Basin in California

As previously announced on April 15, 2010, the Company resumed drilling in the Wilmington Townlot Unit ("WTU"). The first new horizontal well targets oil production from the Tar formation. This well is the first horizontal Tar formation well drilled in the Northwest extension of the WTU. In the second and third quarters of 2010, the Company plans to drill and complete 8 gross (7.9 net) wells in California. The 8 new wells are all planned as horizontal Tar wells (7 producers and 1 water injector). However, Warren may also drill a more highly targeted horizontal well to the Upper Terminal formation and possibly one deeper test well to the Ford formation. The performance of these two additional wells will provide significant information in defining our development inventory and capital requirements for the next few years. If the Company drills the Upper Terminal and Ford wells mentioned above, it would add approximately $4 million to Warren's capital budget for 2010.

Net oil production for the first quarter of 2010 totaled 223,000 net barrels (2,473 barrels of oil per day).  This represents a 12% decrease from the first quarter of 2009. There had been no drilling activity in California since the fourth quarter of 2008.

LOE in California for the first quarter of 2010 averaged $17.25 per net barrel of oil, including property taxes, representing a reduction of 9% over the first quarter of 2009. The Company is estimating that LOE on a per barrel basis will increase during 2010 due to increased regulatory requirements and the timing of replacing necessary or critical equipment.

The WTU budget is comprised of $16 million for drilling, production optimization and geological expenditures and $6 million for facilities improvements and other infrastructure costs.

As earlier reported, the Company presented its long-term plan to the South Coast Air Quality Management District ("AQMD") in March of 2008 to handle natural gas associated with increasing oil production from the WTU. Warren prepared a draft Negative Declaration ("ND") pursuant to the applicable California Environmental Quality Act ("CEQA") requirements, and submitted it to the AQMD on June 17, 2008 for review and revision. The ND was subsequently revised and released to the public on April 15, 2009 for review and comment. Warren's requested permits are to install certain pieces of the new best available control technology ("BACT") equipment, including equipment to dispose of WTU excess produced gas by re-injection in underground formations and a new high efficiency clean enclosed burner to replace the existing gas flare. The Company has continued to work with the AQMD to finalize the CEQA document and ND as directed by the AQMD, which are necessary before the AQMD will certify the ND. Upon certification of the ND by the AQMD, the necessary permits can be issued and construction and installation of the new BACT equipment can begin thereafter. Although Warren cannot forecast with accuracy when the ND will be certified by the SCAQMD, based on information provided by the AQMD, the Company believes the CEQA document could be finalized and certified in the second quarter of 2010.

Warren plans to spend approximately $3 million for infrastructure improvements in the North Wilmington Unit ("NWU") in 2010. The Company plans to recommence drilling in the NWU during 2011. Warren owns 100% of the working interest in the NWU.

Atlantic Rim Coalbed Methane project in the eastern Washakie Basin, Wyoming

Gross gas production in the Sun Dog Unit in the Atlantic Rim project is currently 17.2 million cubic feet per day ("MMcfd") compared to 14.7 MMcfd at the end of 2009. The production during December 2009 was lower due to wells being stimulated and therefore temporarily shut-in. Warren's working interest in the Sun Dog Unit is approximately 42%.

Gross gas production from the Doty Mountain Unit in the Atlantic Rim project was 7.4 MMcfd at the end of 2009 and has continued to increase to 10.9 MMcfd today. This increased gas production from Doty Mountain is a result of the recent completion of wells previously drilled as well as the successful fracture stimulation of several of the existing wells in the unit. During the first quarter, Warren and its partners increased compression capacity in the Doty Mountain Unit to 13.5 MMcfd. Warren's working interest in the Doty Mountain Unit is approximately 36%.

During the first quarter of 2010, gross gas production from the Catalina Unit in the Atlantic Rim project was 2.5 Bcf compared to 2.6 Bcf during the first quarter of 2009. Currently, the Company owns an approximate 7% working interest in the Catalina Unit. Warren expects its working interest percentage to increase to approximately 17% as the Catalina Unit is developed on Warren's acreage.

There was no new drilling in the Atlantic Rim in 2009. At this time, Warren and its partners do not intend to drill additional producing wells in the Atlantic Rim during 2010. Warren anticipates spending $5 million for its natural gas program, including $2 million of the total 2010 budget for stimulating wells in the Atlantic Rim project. The Company forecasts additional spending of $3 million for infrastructure facilities, including compression and water injection wells.

2010 Guidance

Warren provides the following forecast for production and capital expenditures based on the information available at the time of this release. Please see the forward-looking statement at the end of this release for more discussion of the inherent limitations of this information.

Second Quarter
	ending	Year ending
	June 30, 2010	December 31, 2010

Production:
Oil (MBbl)	220 - 230	875 - 975
Gas (MMcf)	1,100 - 1,200	4,600 - 5,000
Gas Equivalent (MMcfe)	2,420 - 2,580	9,850 - 10,850
Capital Expenditures	$9,700,000	$30,000,000

Financial and Statistical Data Tables

Following are financial highlights for the comparative first quarters ended March 31, 2010 and 2009. All production volumes and dollars are expressed on a net revenue interest basis.

Warren Resources, Inc.
Consolidated Statements Of Operations (Unaudited)
	Three Months Ended
	March 31,
	2010	2009
	(in thousands, except per share information)
Operating Revenues
Oil and gas sales	$ 21,589	$ 11,547

Operating Expenses
Lease operating expenses and taxes	7,231	8,799
Depreciation, depletion and amortization	4,783	5,316
General and administrative	3,452	3,255

Total operating expenses	15,466	17,370

Income (loss) from operations	6,123	(5,823)

Other income (expense)
Interest and other income	38	97
Interest expense	(872)	(1,544)
Gain on derivative financial instruments	1,894	734

Total other income (expense)	1,060	(713)

Income (loss) before income taxes	7,183	(6,536)

Deferred income tax expense (benefit)	(3)	18

Net income (loss)	7,186	(6,554)

Less dividends and accretion on preferred shares	11	24

Net income (loss) applicable to common stockholders	$ 7,175	$ (6,578)

Loss per share - Basic	$ 0.10	$ (0.11)
Loss per share - Diluted	$ 0.10	$ (0.11)

Weighted average common shares outstanding - Basic	70,084	58,244
Weighted average common shares outstanding - Diluted	71,205	58,244

Production:
Gas - MMcf	1,072	920
Oil - MBbls	223	253
Total Equivalents (MMcfe)	2,408	2,438

Realized Prices:
Gas - Mcf	$ 5.50	$ 2.89
Oil - Bbl	$ 70.52	$ 35.14
Total Equivalents (Mcfe)	$ 8.97	$ 4.74

	Three Months Ended
	March 31,
	2010	2009
	(in thousands)
Net cash flow provided by operating activities:
Cash flow from operations	$ 7,989	$ 247
Changes in working capital accounts	2,289	(986)
Cash flow from operations before working capital changes	$ 10,278	$ (739)

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Warren believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release. Some factors that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to, the timing and extent of changes in oil and gas prices, the availability of capital and credit market conditions, reserve and production estimates, the timing and results of drilling and other development activities, planned capital expenditures, the availability and cost of obtaining equipment and technical personnel, risks associated with the availability of acceptable transportation arrangements and the possibility of unanticipated operational problems, governmental regulations and permitting, delays in completing production, treatment and transportation facilities, higher than expected production costs and other expenses, and pipeline curtailments by other parties. All forward-looking statements are made only as of the date hereof and the Company undertakes no obligation to update any such statement. Further information on risks and uncertainties that may affect Warren's operations and financial performance, and the forward-looking statements made herein, is available in the Company's public filings with the Securities and Exchange Commission (www.sec.gov).

About Warren Resources

Warren Resources, Inc. is an independent energy company engaged in the exploration and development of domestic oil and natural gas reserves. Warren's activities are primarily focused on oil in the Wilmington field in California and natural gas in the Washakie Basin in Wyoming. The Company is headquartered in New York, New York, and its exploration and development subsidiary, Warren E&P, Inc., has offices in Casper, Wyoming and Long Beach, California.

CONTACT:  Warren Resources, Inc.
          Media Contact:
          David Fleming
          212-697-9660